Exhibit 99.1
News Release FOR IMMEDIATE RELEASE

Media Contact:
Julie Pekarek
Chief Marketing Officer
414.977.4254
jpekarek@merge.com

MERGE HEALTHCARE ACQUISITION OF CONFIRMA COMPLETE
New business unit set to increase global access to computer-aided detection (CAD) medical imaging technology

Milwaukee, WI, and Seattle, WA, September 1, 2009 – With the completion of its acquisition of Confirma, Inc. today, Merge Healthcare Incorporated (NASDAQ: MRGE) has enhanced its medical imaging capabilities to become a market leader in MRI computer-aided detection (CAD) applications.  The combined business now has the capability to widen the global adoption of CAD technology through Merge’s international distribution network, as well as provide broader interoperability of this important tool within the health IT enterprise.  The newly merged organizations also enjoy many common customers.

“We are committed to offering patients premium patient care,” says Susan Curry, MD, Founder and Medical Director, Women’s Center for Radiology. “To ensure patients receive the best chance at earlier detection and treatment, it is vital that we provide patients with access to the most innovative technology available for medical imaging. As a long-time customer of both Merge Healthcare and Confirma, we are ecstatic that the two companies have joined forces and CADstream will now be included in Merge’s suite of offerings.”

Curry adds, “Merge Healthcare continues to redefine the medical imaging community, focusing on integrations that provide standard of care technology for improved quality, workflow and economics -- all important elements in today’s healthcare community.”

As part of the transaction Merge issued approximately 5.4 million shares of Merge Healthcare Common Stock.  In addition, Merge will add approximately $2 million to Confirma’s existing cash balance in order to retire the outstanding debt and fund transaction-related costs.  Confirma shareholders approved the merger on August 28, 2009.

Confirma will be renamed Merge CAD and operated as a business unit of Merge led by Paul Budak, a four year Confirma veteran who most recently served as the Vice President of Research, Development and Operations.  Prior to joining Confirma, Budak started and managed a number of technology companies in the Seattle area. “Customers like Dr. Curry have welcomed this new step for Merge and Confirma,” says Budak, now President of Merge CAD, “because they understand the benefit of combining capabilities.  CAD is an incredible workflow tool for improving the standardization, efficiency and economics of MRI studies; however, but it can go only so far as a standalone application.  Merge’s connectivity experience and leading edge interoperability solutions will bring CAD to a whole new level of adoption.”

“This has been a straightforward transaction with a clear value proposition,” says Justin Dearborn, Merge CEO. “The Merge and Confirma teams both understand medical imaging technology at a very granular level and have a shared vision in ensuring that clinicians use it for faster and more efficient decision making.  All stakeholders are anticipating that positive results will flow quickly from this newly combined business.”

Merge Healthcare develops solutions that automate healthcare data and diagnostic workflow to enable a better electronic record of the patient experience, and to enhance product development for health IT, device and pharmaceutical companies.  Merge products, ranging from standards-based development toolkits to sophisticated clinical applications, have been used by healthcare providers, vendors and researchers worldwide for over 20 years. Additional information can be found at www.merge.com.

Confirma provides peace of mind through leadership in innovative technology, customer support and resources for building and expanding an MRI practice. Confirma develops and markets CADstream, an MRI-CAD system that revolutionizes MRI study analysis and reporting. CADstream automates the analysis and interventional guidance of MRI studies, providing higher quality imaging studies, lower costs for radiology practices and improved communication tools for physicians and patients. Thousands of physicians at more than 1,200 facilities partner with Confirma each day to provide premium patient care.

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This news release contains "forward-looking statements," including statements which are related to future, not past, events.  Forward-looking statements usually describe expected future business and financial outlook or performance, and often contain words such as “will,” “believes,” “intends,” “anticipates,” “expects,” "plans," "seeks," “see” and similar expressions.  Forward-looking statements, by their nature, address matters that are, to varying degrees, uncertain and subject to various known and unknown risks.  For Merge, particular uncertainties and risks that could cause actual results to differ materially from post-merger forward-looking statements include: the successful integration of Confirma into Merge and the market acceptance of the solutions implemented with the merger of Confirma and Merge; market acceptance and performance of Merge’s products and services; the impact of competitive products and pricing; possible delays in the implementation of its managed services offering; the risks and effects of its recent changes in its executive and Board leadership, including the costs and expenses related to severance payments made to departing officers; the risks and effects of its recent securities issues, including the issuance of certain senior secured notes; the past restatement of its financial statements and other actions that may be taken or required as a result of such restatement; its ability to generate sufficient cash from operations to meet future operating, financing and capital requirements, including repayment obligations with respect to its outstanding indebtedness; risks associated with its prior delays in filings with the SEC or its ability to continue to meet the listing requirements of The NASDAQ Global Market; the costs, risks and effects of various pending legal proceedings and investigations, including the formal investigation being conducted by the Securities and Exchange Commission and the pending settlements of certain class action and derivative lawsuits; and other risk factors detailed in its filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  Merge does not undertake any obligation to update forward-looking statements or any of risks, uncertainties and other factors.